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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
     O'Charley's Inc.

We consent to incorporation by reference in the registration statements (No. 33-39869, No. 33-39872, No. 33-51316, No. 33-51338, No. 333-63495, and No.
333-59484 on Form S-8) of O'Charley's Inc. of our report dated February 7, 2002, relating to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2001, which report appears in the December 30, 2001 annual report on Form 10-K of O'Charley's Inc.


/s/ KPMG LLP

Nashville, Tennessee
March 28, 2002